Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-227014) of Vivint Solar, Inc.,

2)	Registration Statement (Form S-3 No. 333-219787) of Vivint Solar, Inc.,

3)	Registration Statement (Form S-8 No. 333-216807) pertaining to the 2014 Equity Incentive Plan of Vivint Solar, Inc., and

4)	Registration Statement (Form S-8 No. 333-199077) pertaining to the 2014 Equity Incentive Plan, 2013 Omnibus Incentive Plan and the Non-Plan Stock Option Agreement of Vivint Solar, Inc.;

of our reports dated March 10, 2020, with respect to the consolidated financial statements of Vivint Solar, Inc. and the effectiveness of internal control over financial reporting of Vivint Solar, Inc. included in this Annual Report (Form 10-K) of Vivint Solar, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Salt Lake City, UT

March 10, 2020